EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the effective date of the Merger, as described below (the “Effective Date”), is made and entered into by and between BROWN & BROWN, INC., a Florida corporation (the “Company”), and CHRIS L. WALKER, a resident of the State of Minnesota (“Executive” and together with the Company, each a “Party” and collectively, the “Parties”).

BACKGROUND

A. Executive is a shareholder, director, executive officer, and key employee of Arrowhead General Insurance Company, Inc. and/or one or more of the Company’s directly or indirectly owned subsidiaries (collectively, “Arrowhead”). Arrowhead General Insurance Agency SuperHolding Corporation (“SuperHolding”) (the direct parent company of Arrowhead) and the Company are parties to that certain Agreement and Plan of Merger, effective as of the Effective Date (the “Merger Agreement”), pursuant to which SuperHolding has become a wholly owned subsidiary of the Company (the “Merger”).

B. In connection with and conditioned upon the completion of the Merger, the Company has made an offer of employment to Executive and Executive is willing to accept such offer on the terms and conditions set forth in this Agreement. Executive’s entry into this Agreement with the Company is a condition to Executive’s employment with the Company, and the rights and obligations that comprise this Agreement equally extend to the Company’s Affiliates.

C. Executive shall serve an executive officer of the Company, and may from time to time serve as a director, manager, and/or executive officer of Arrowhead and/or one or more of the Company’s subsidiaries or affiliated entities (“Affiliates”) and, by virtue of title and position, shall occupy a position of trust and shall be considered a “Senior Leader” and a member of what is commonly known as the Company’s “Senior Leadership.”

D. The Company and its Affiliates comprise one of the largest insurance intermediary organizations in the United States of America and in the world. The Company, through its Affiliates, is in the business of selling and servicing insurance, risk transfer alternatives, and related services including, but not limited to, the business of quoting, proposing, soliciting, selling, placing, providing, servicing and/or renewing insurance, reinsurance, and surety products, as well as loss control, claims administration, risk management, program administration, Medicare secondary payer statute compliance, Social Security benefits and Medicare benefits advocacy services, and other services (as such products and services may be developed, added by acquisition or modified from time to time, the “Insurance Business”). The Company has a compelling interest in maintaining the confidentiality of Confidential Information and/or Trade Secrets (as such terms are defined in Section Error! Reference source not found. of this Agreement), retaining its employees, and maintaining the customer relationships and business goodwill the Company acquires. Executive will have extensive and intimate knowledge of the Company’s strategic goals, including particularized plans and processes developed by the Company, either through the Executive’s efforts or other Senior Leadership while employed by the Company, which are unknown to others in the industry and which give the Company a competitive advantage.

D. Executive shall also have responsibility for the performance and results of various business units, divisions, profit centers and Affiliates of the Company and for developing and/or executing strategic plans for the Company and/or its Affiliates. Executive’s role in the Senior Leadership will be such that the Company’s Confidential Information and Trade Secrets will necessarily become so entwined with Executive’s own base knowledge and experience that it will become inextricable and would, in a subsequent competitive venture, result in the inevitable disclosure and compromise of the Company’s Confidential Information and Trade Secrets, whether such reliance or disclosure would be done consciously or unconsciously by Executive.

E. The provisions above are hereby incorporated into this Agreement as if set forth herein at length.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1. Certain Defined Terms. For purposes of this Agreement, the term:

(a) “Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting securities, contract or otherwise. “Controlled” and “controlling” shall have correlative meanings.

(b) “Client Account” means any Person to whom Insurance Products or Services have been provided by the Company within the twenty-four (24) month-period immediately preceding Separation,

(c) “Confidential Information” includes all information, whether or not reduced to written or recorded form, that is related to any Group Company and that is not generally known or accessible to members of the public and/or competitors of any Group Company and as to which such Group Company takes reasonable steps to remain confidential, whether furnished by any Group Company or compiled by Executive, including but not limited to: the financial condition, results of operations, compensation and other information regarding any Group Company, the personnel of any Group Company; information regarding the potential or completed merger, acquisition or sale of business assets; the lists of Client Accounts, Prospective Client Accounts, insurance carriers, policy forms, and/or rating information, expiration dates, information on risk characteristics; information concerning insurance markets for large or unusual risks; and records pertaining thereto. However, Confidential Information will not include information that (A) is or becomes publicly available other than as a result of disclosure by Executive, or (B) is now or hereafter becomes available to Executive on a non-confidential basis from a source (other than any Group Company) that is not prohibited from disclosing such information to Executive. As used herein, Confidential Information will also include, without limitation, a “Trade Secret,” which will have the meaning ascribed under the Uniform Trade Secrets Act, as adopted and in effect on and after the date of this Agreement, and generally means any information that is not generally known, has independent economic value by reason of not being widely known, and as to which the owner of such Trade Secret takes reasonable precautions to protect its secrecy.

(d) “Group Company” means the Company and each of its Affiliates.

(e) “Insurance Business” means the business of quoting, placing, providing, servicing and/or renewing Insurance Products or Services.

(f) “Insurance Products or Services” means any insurance or reinsurance-related policies, programs, or services (i) provided or offered by, or (ii) under development and to be imminently provided or offered by, of the Group Companies.

(g) “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a governmental body.

(h) “Prospective Client Account” means any Person as to whom any Group Company has quoted, proposed, or solicited any Insurance Products or Services within the twenty-four (24) month-period immediately preceding Separation.

(i) “Separation” means the cessation of Executive’s employment with the Company or any of its Affiliates for any reason, and “Separated” means that a Separation has occurred.

2. Employment and Job Duties; Life Insurance Policy.

(a) The Company agrees to employ Executive, and Executive accepts such employment, upon the terms and conditions set forth in this Agreement. Executive shall have the title of Regional Executive Vice President of the Company, and/or such other title(s) as the Board of Directors, the President, and/or the Chief Executive Officer may designate from time to time. Additionally, as a Senior Leader of the Company, Executive shall serve as a member of Company’s Senior Leadership team and the Company’s Leadership Council.

(b) Executive shall perform such other duties as directed by the Board of Directors, the President and/or the Chief Executive Officer of the Company. Executive shall abide by all applicable policies, procedures and guidelines of the Company disclosed or made available to Executive in writing, as the same may be modified, amended or replaced by the Company in its sole discretion from time to time. Executive will not knowingly or willingly take any action contrary to the best interests of the Company or its Affiliates.

(c) During Executive’s employment with the Company, Executive will not, directly or indirectly, engage in the Insurance Business in any of its phases, in any capacity, in any manner or with any firm or corporation engaged in the Insurance Business, except on behalf of the Company or as directed by the Company. Executive agrees that so long as Executive is working for the Company, Executive will not undertake the planning or organizing of any business activity that is competitive with or that creates a conflict of interest with the work Executive performs for the Company. Unless otherwise agreed, Executive will devote substantially all of Executive’s productive business time to duties set forth by the Company or its Affiliates; provided, however, that nothing in this Section 2(c) will prevent or be deemed to prohibit Executive from spending time on Executive’s passive investments or non-competitive businesses, provided further, however, that the activities described above do not materially interfere with the satisfactory performance of Executive’s duties to the Company or require that any Company business time be expended by any other employee of the Company.

(d) Executive shall have broad discretion to direct those aspects of the business and affairs of the Company and Affiliates for which Executive is responsible, subject to Company’s corporate governance obligations, insurance operations recommendations, accounting methodology, and other rules, procedures and guidelines, and subject to applicable law. By way of example and not by way of limitation, duties of Executive include the ability to:

(i) Hire and fire profit center leaders, regional operations leaders (in consultation with and subject to the approval of the Company’s Chief Financial Officer), and certain other employees of Company and Affiliates in accordance with Company’s procedures;

(ii) Negotiate and approve sales and purchases of Insurance Business accounts and books of business;

(iii) Refer and recommend business enterprises as M&A Prospects (as defined below);

(iv) Pursue new and existing insured customers and business relationships with insurance or reinsurance carriers, other insurance or reinsurance markets, intermediaries, brokers and agents, and other third parties;

(v) Develop, plan, implement and execute strategies to improve operational results;

(vi) Implement policies and procedures necessary for the operation of profit centers reporting to Executive, provided that they are not materially inconsistent with those of Company; and

(e) Make determinations concerning compensation to be paid to persons working for profit centers reporting to Executive.

(e) Executive shall also serve as the Profit Center Leader of the Company’s newly formed profit center, which shall consist of Arrowhead and may consist of one or more of one of the Company’s Affiliates (the “New Profit Center”). As Profit Center Leader, Executive shall have the title and customary responsibilities of Chief Executive Officer of Arrowhead. As Profit Center Leader of the New Profit Center, Executive will be assigned duties consistent with the Company’s agreement under the Merger Agreement to provide the profit center leader of the New Profit Center with broad discretion to manage the New Profit Center’s business and affairs consistent with the past business practices and corporate policies of Arrowhead, subject to the Company’s quality control recommendations and accounting methodology, rules, procedures and guidelines. By way of example and not by way of limitation, duties of Executive include the ability to:

(i) Hire and fire producers and support staff personnel working in the New Profit Center in accordance with the Company’s procedures;

(ii) Acquire new companies, partnerships or other business entities for the New Profit Center, subject to satisfactory due diligence investigations of such entities and the reasonable prior approval of the Company;

(iii) Pursue new and existing Client Accounts and business relationships with insurance carriers, other insurance markets, brokers and agents for the New Profit Center;

(iv) Manage all of the day to day business of the New Profit Center;

(v) Implement policies and procedures necessary for the operation of the New Profit Center, provided that they are not materially inconsistent with those of the Company; and

(vi) Make all determinations concerning compensation of any kind to be paid to all persons working for the New Profit Center, provided that such determinations are not materially inconsistent with the Company’s guidelines or with the terms of the Merger Agreement.

(f) Without limiting the foregoing, Executive’s duties on behalf of the Company include or may include, without limitation: (i) the identification of M&A Prospects; (ii) the negotiation and entry into a non-disclosure, confidentiality, or similar agreement with a M&A Prospect or its representative; (iii) the pursuit, receipt, analysis and evaluation of financial, legal, operational, and other information provided by or on behalf of a M&A Prospect to determine whether the Company should pursue a possible acquisition transaction (whether by asset acquisition, stock acquisition, merger, or other form of business combination) with such M&A Prospect (a “Transaction”); (iv) the negotiation of terms with a M&A Prospect and its representatives regarding a possible Transaction; (v) the consummation of a possible Transaction with a M&A Prospect or, alternatively, the termination of discussions regarding a possible Transaction with a M&A Prospect; and/or (vi) the integration and monitoring of the performance of a completed Transaction of a M&A Prospect (collectively and as the same may be modified from time to time, the “M&A Process”). The Parties acknowledge and agree that the successful execution of the M&A Process is an integral part of the Company’s short-term and long-term business strategy and success. Executive’s role in the M&A Process is one of confidence and trust with the Company.

(g) To the greatest extent permitted by applicable law, and in addition to any indemnification obligations by Arrowhead or SuperHolding under the Merger Agreement or any other agreements entered into between Executive, the Company, Arrowhead and/or SuperHolding in connection therewith, the Company shall indemnify, defend and hold Executive harmless from and against any claims or causes of action against Executive arising out of Executive’s conduct in the course and scope of Executive’s employment with the Company, but specifically excluding fraud (including fraudulent misrepresentation or omission), willful misconduct or unlawful misconduct.

(f) The Company may, at its option and expense, purchase a term life insurance policy on the life of Executive, with a limit and term to be determined in the Company’s discretion and with benefits payable to the Company. Executive consents to the Company’s purchase of such life insurance policy and will reasonably cooperate with the Company in connection with its efforts to obtain such insurance and take such actions (including, without limitation, submitting to physical examinations) as may reasonably be required for such purpose.

3. Compensation and Benefits.

(a) Base Compensation. During the Term of this Agreement (as defined in Section Error! Reference source not found.), the Company will pay Executive on annualized base salary of $400,000.00, provided that after the first year of the Term, Executive’s base salary shall be subject to possible increase in the Company’s discretion. After the expiration of the Term, Executive’s annual base compensation structure will be as mutually agreed with the Company, provided that this sentence will not be construed to affect the at-will nature of Executive’s employment upon the expiration of the Term, as discussed in Section 4(g) below.

(b) Bonus Compensation. Additionally, so long as Executive remains a Senior Leader in the Company, Executive shall participate in the Company’s Senior Leader Bonus Program in effect from time to time, and as determined in the sole and unfettered discretion of the Compensation Committee of the Company’s Board of Directors and/or the Company’s President and/or Chief Executive Officer (such bonus under the Senior Leader Bonus Program, the “Senior Leader Bonus Program”).

(c) Equity Grant. Additionally, Executive will be granted shares of the Company’s common stock pursuant to the Company’s 2010 Stock Incentive Plan (“SIP”) (the “Performance Shares”) with aggregate value of $1,100,000.00, representing eleven percent (11%) (“Executive’s Applicable Percentage”) of the total value of Performance Shares granted to Executive and certain other senior executive employees of Arrowhead (the “Senior Executives”) on such date, based upon the per-share price of the Company’s common stock at market close on the last trading day before the Closing Date (the “Closing Stock Price”), subject to the following terms and conditions:

(i) It shall be a condition to the awarding and vesting of the Performance Shares that the sum of EBITDA, as described in Exhibit A to this Agreement, recorded for Arrowhead for the three (3)-year period beginning February 1, 2012, and ending January 31, 2015 (the “EBITDA Performance Period”) (such sum, the “EBITDA Total”) shall equal or exceed $158,000,000.00 (the “EBITDA Condition”).

(ii) Until the EBITDA Condition is satisfied upon expiration of the EBITDA Performance Period, Executive shall have no right to receive dividends associated with such shares and no right to vote such shares. If (A) the EBITDA Condition is satisfied and (B) Executive continues to be employed with the Company or an Affiliate as of the end of the EBITDA Performance Period, one hundred percent (100%) of the Performance Shares (the “Awarded Shares”) shall be awarded to the Executive at the end of the EBITDA Performance Period, and Executive shall have the right to receive dividends associated with such shares and shall have the right to vote such Awarded Shares, so long as Executive continues to be employed with Company or an Affiliate.

(iii) If the EBITDA Condition is not satisfied, then all or a portion of Performance Shares shall be forfeited in accordance with the following formula: ($158,000,000.00 minus the EBITDA Total) divided by the Closing Stock Price, times Executive’s Applicable Percentage. By way of example, in the event that the EBITDA Total should equal $155,000,000.00, and the Closing Stock Price should equal $20, the formula would apply as follows: ($3,000,000.00) divided by 20, or $150,000.00, would be multiplied by eleven percent (11%), with the consequence that 16,500 of the 55,000 Performance Shares ($1,100,000 divided by 20 in this example) granted to the Executive would be forfeited. In the event that the EBITDA Total does not exceed $148,000,000.00, all of the Performance Shares granted to the Executive would be forfeited. Any remaining Performance Shares (the “Awarded Shares”) shall be awarded to Executive at the end of the EBITDA Performance Period so long as Executive continues to be employed with the Company or an Affiliate.

(iv) Until and unless vested as provided in this Section 2(d)(iv) or 2(d)(vi), the Awarded Shares shall not be transferable. In the event that Executive’s employment is terminated by the Company for Cause (as defined below) or by the Executive without Good Reason (as defined below), during the twelve (12) month period immediately following the EBITDA Performance Period (the “Vesting Period”). Executive shall forfeit his right to any Awarded Shares. If during the Vesting Period, Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason or by reason of death or Disability, then upon such termination the Awarded Shares will become fully vested and nonforfeitable. In all other events, the Awarded Shares will be fully vested and nonforfeitable on the last day of the Vesting Period (the “Vesting Date”).

(v) The number of Performance Shares credited to the Executive shall be subject to adjustment in accordance with Article VIII of the SIP (for example, in connection with the payment of a stock dividend by the Company).

(vi) The Performance Shares not yet vested or forfeited shall become one hundred (100%) vested in the event that the Executive’s employment is terminated following a Transfer of Control, as defined in the SIP, while the Executive is employed by the Company or an Affiliate thereof.

(vii) Any Performance Shares that are not awarded at the end of the EBITDA Performance Period, and any Awarded Shares that are not vested at the Vesting Date (collectively the “Unvested Performance Shares”) shall be forfeited and terminate. Unvested Performance Shares that are forfeited shall be immediately transferred to the pool of shares available for issuance under the SIP without any payment by the Company, and the Company shall have the full right to cancel any evidence of the Executive’s ownership of such forfeited shares.

(viii) The Performance Shares shall be granted pursuant to, and subject to, all of the terms and conditions imposed upon such grants made under the SIP and the terms of the Performance-Based Stock Grant Agreement to be signed at Closing, a template of which shall be provided to Executive within five (5) business days following the execution of this Agreement.

(d) Executive shall also be entitled to reimbursement of reasonable business expenses as approved by the Company’s Chief Financial Officer, or his/her designee.

(e) In general, all compensation arrangements including, but not limited to, fringe benefits, employer-sponsored group benefits and the Senior Leader Bonus, are subject to increase or decrease, change, withdrawal or modification at any time, and from time to time, at the sole discretion of Company. The Company is not bound to continue any level, or kind, of compensation or benefit. Where the benefits are governed by formal plan documents and summary plan descriptions, the terms of those documents govern. The Company has the right to modify, amend or terminate any benefit plan or its contributions to any benefit plan at any time.

(f) Executive’s compensation shall be subject to withholding for state and federal income tax, FICA, FUTA, SUTA, and other required statutory deductions.

4. Term and Termination.

(a) The term of this Agreement will begin on the Effective Date and expire upon the third (3rd) anniversary of the Effective Date (the “Term”), provided that Executive’s employment will terminate automatically in the event of Executive’s death or permanent disability (defined as the physical or mental inability to perform the substantial and material duties of Executive’s occupation with or without reasonable accommodation for a period in excess of ninety (90) consecutive days or ninety (90) days within a six (6)-month period), and provided further that Executive may terminate Executive’s employment by giving the Company thirty (30) days’ advance written notice. Nothing in this Agreement will restrict the Company’s or Executive’s ability to terminate the employment relationship between the Company and Executive for any reason, during or after the Term.

(b) If, during the Term, (i) the Company terminates Executive’s employment other than for Cause (as defined below), (ii) the Executive terminates Executive’s employment for Good Reason (as defined below) or (iii) Executive’s employment terminates due to Executive’s death or permanent disability the Company will continue to pay to Executive (or, in the event of Executive’s death, to Executive’s estate), for the remainder of the Term, compensation (base salary and annual bonus, if any) at an annualized rate equal to the total amount of compensation received by Executive during the twelve (12)-month period prior to termination of Executive’s employment (or, if such termination occurs within the first twelve (12) months of the Term, then an annualized rate determined based on the total compensation received by Executive from the date hereof through the termination date assuming that Executive received a pro-rata bonus at the target bonus rate (e.g., a bonus based upon a percentage of base salary) for such period of employment), provided that the Company’s obligation to continue paying Executive for the remainder of the Term will immediately terminate upon a final court adjudication of Executive’s failure or cessation, for any reason, to comply with the provisions of Sections 5 and 6 hereof. The amounts payable under this Section 4(b) will be paid to Executive on the payroll dates determined in accordance with the Company’s normal payroll practice following the termination of employment. However, Executive will not be entitled to and will not receive any of the payments or other benefits provided in this Section 4(b) unless and until (A) Executive executes and delivers to the Company a general release in favor of, and in a form acceptable to, the Company (the “Release”) within sixty (60) days following the Executive’s termination; (B) the Release becomes effective and can no longer be revoked by Executive; (C) if the period during which the Release may be delivered to the Company spans more than one (1) calendar year, payments or other benefits shall not commence until the second (2nd) calendar year and (D) Executive has returned to the Company all Company property in Executive’s possession or control. Further, all payments to Executive under this Section 4(b) shall immediately cease, and no further payments shall be due to Executive under this Section 4(b), in the event of any of Executive’s restrictive covenants to which Executive is bound under this Agreement or any other agreement between Executive and the Company or any Group Company.

(c) If, during the Term, (i) Executive terminates Executive’s employment for any reason other than for Good Reason, death or permanent disability or (ii) the Company terminates Executive for Cause, then the Company will pay Executive only such compensation as will have accrued through the date of termination; provided, however, that if Executive delivers a written notice of termination, the Company will have the option to waive the thirty (30) day notice period and pay Executive only through the day such notice is delivered. Notwithstanding any contrary provision of this Agreement, the applicable provisions of this Agreement including, without limitation, Sections 5 through 17, will remain in full force and effect after the expiration or termination of this Agreement. The amounts payable under this Section 4(c) will be paid to Executive in accordance with applicable law and in any event no later than the March 15 of the year following the calendar year in which Executive’s termination of employment occurs.

(d) During the Term, Executive will be subject to immediate discharge by the Company for Cause. As used herein, the term “Cause” will mean the following:

(i) the conviction of a felony or any other act or omission by Executive involving material dishonesty, disloyalty or fraud;

(ii) conduct by Executive which brings the Company or any of its subsidiaries into substantial public disgrace or substantial public disrepute;

(iii) substantial, willful, and repeated failure by Executive to perform his duties as reasonably directed by the Company that is not susceptible to remedy or cure or, if susceptible to remedy or cure, is not remedied or cured and continues for ten (10) days after the Company has given written notice to Executive specifying in reasonable detail the manner in which Executive has continued to fail to perform his duties (provided, however, that if ten (10) days is insufficient time in which to fully remedy or cure such failure to perform, then such additional time as is reasonably necessary for such full remediation or cure shall be allowed if Executive has, within ten (10) days of receiving written notice from the Company, taken reasonable steps towards such remediation or cure);

(iv) gross negligence or willful misconduct by Executive with respect to the Company or any of its subsidiaries; or

(v) any substantial breach by Executive of any material provision of this Agreement or any other agreement entered into by Executive with the Company or any of its subsidiaries that is not susceptible to remedy or cure or, if susceptible to remedy or cure, is not remedied or cured and continues for ten (10) days after the Company has given written notice to Executive specifying the manner in which Executive has breached this Agreement or such other agreement, as the case may be (provided, however, that if ten (10) days is insufficient time in which to fully remedy or cure such breach, but such breach is still susceptible to remedy or cure, then such additional time as is reasonably necessary for such full remediation or cure shall be allowed if Executive has, within ten (10) days of receiving written notice from the Company, taken reasonable steps towards such remediation or cure).

(e) “Good Reason” will mean the existence of one or more of the following conditions which occur without Executive’s express written consent provided that Executive has first provided written notice to the Company of the existence of such condition within ninety (90) days after its initial existence and the Company has not remedied such condition, if such condition can be remedied, within thirty (30) days after Executive’s written notice is received by the Company and Executive separates from service within two years following the initial existence of such condition:

(i) a material diminution in Executive’s base compensation;

(ii) a material diminution in Executive’s authority, duties, or responsibilities;

(iii) a change in the geographic location at which Executive must perform the services to a location more than fifty (50) miles from the city limits of San Diego, California; or

(iv) any other action or inaction that constitutes a material breach by the Company of this Agreement

(f) Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided in this Section 4. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any connterclaim, recoupment, defense or other right which the Company may have against Executive or others.

(g) After the expiration of the Term of this Agreement, the employment relationship memorialized by this Agreement will be at-will and may be terminated by the Company or Executive at any time, with or without Cause or Good Reason or advance notice and without the requirement of any procedural steps such as warnings or progressive discipline.

(h) Termination of Executive’s employment relationship with the Company, whether by the Company or Executive, before or after the expiration of the Term and whether with or without Cause or Good Reason, will not release either Executive or the Company from obligations hereunder through the date of such termination (the “Termination Date”) nor from the applicable provisions of this Agreement, including, without limitation, Sections 5 through 17, which will survive the termination of Executive’s employment and the termination of this Agreement. Upon written notice of termination of or by Executive, the Company has the power to suspend Executive from all duties on the date written notice is given, and to immediately require the return of all professional documentation as described in the Agreement. The Company has the further right to impound all Company property on Company premises for a reasonable time following termination, to permit the Company to inventory the property and ensure that its property and Trade Secrets are not removed from the premises. Executive acknowledges that Executive has no right or expectation of privacy with respect to Company property kept on Company premises, or equipment provided by the Company, including any such information maintained on computer systems or electronic communications devices utilized by Executive during employment by the Company. On or after the Termination Date, or at any time upon demand, Executive will immediately return to the Company, all: (i) tangible Confidential Information in Executive’s possession or control including, but not limited to, copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and (ii) other Company property in Executive’s possession or control including, without limitation, any and all keys, security cards, passes, credit cards, and marketing literature, any electronic data stored on a computer, and Executive will not destroy, delete or otherwise damage any such Confidential Information or Company property.

(i) The Company’s obligation to pay Executive the amounts described in Section 4(b) above (“Separation Pay”) shall immediately terminate upon Executive’s failure or cessation, for any reason, to comply with the provisions of Sections 5 through 13 hereof. Separation Pay under this Section Error! Reference source not found. shall be paid in installments over the twelve (12) months period from the Separation Date. A transition, transfer or demotion in which the Executive remains in the employ of the Company, but not in a Senior Leadership position, shall not constitute a Separation by Company and shall not entitle Executive to Separation Pay.

5. Ownership of Business Executive acknowledges and agrees that the following, without limitation, are the sole and exclusive property of the Company, and that the Executive has no right, title or interest in or to: (a) any and all Client Accounts, Prospective Client Accounts; (b) personal relationships and goodwill associated with such Client Accounts and Prospective Client Accounts; (c) brokers, insurance carriers and other insurance markets, vendors, and referral sources of Insurance Business that have been cultivated by Executive during Executive’s employment with the Company; and (d) any related files, records, documents, lists, account information and other Confidential Information in Executive’s possession or control during Executive’s employment with the Company. Executive further acknowledges and agrees that the foregoing pertains to all types of Client Accounts and Prospective Client Accounts, including, without limitation, any Client Accounts as to which any Insurance Products or Services, whether placed during Executive’s employment with the Company, may reflect Executive individually, rather than the Company, as the agent-of-record with an insurance carrier.

6. Covenant Not to Solicit or Service Client Accounts or Prospective Client Accounts; Covenant Not to Solicit Employees; Non-Interference; Related Matters.

(a) Non-Solicitation and Non-interference Covenants. During Executive’s employment with the Company and for a period of two (2) years following the Termination Date (the “Restricted Period”):

(i) Executive will not, directly or indirectly, in any capacity whatsoever other than on behalf of the Company, solicit or divert any Client Account that Executive either had some involvement in proposing, quoting, selling, placing, providing, servicing or renewing any Insurance Products or Services or about whom Executive received any Confidential Information, or any Prospective Client Account that Executive either had some involvement in proposing or quoting any Insurance Products or Services or about whom Executive received any Confidential Information. For purposes of this Agreement, Executive acknowledges that informing Client Accounts or Prospective Client Accounts that Executive is or may be leaving Company prior to leaving employment of Company will be deemed to constitute prohibited solicitation under this Agreement absent the Company’s prior written consent. Executive recognizes and acknowledges that Client Accounts and Prospective Client Accounts are not confined to any geographic area. Therefore, Executive acknowledges and understands that there is no geographic restriction that applies to the non-solicitation covenant contained in this Section 6(a)(i) and that the scope of this covenant is appropriately limited by the customer-based restriction.

(ii) In addition, Executive will not interfere or take any action intended to, or which reasonably may be expected to, cause any Client Account or Prospective Client Account, insurance carrier, wholesale broker, independent contractor or other person or entity with a material business relationship with the Company, to cease, reduce or refrain from transacting business with the Company or its Affiliates.

(iii) Unless the Company gives Executive prior express permission, during Executive’s employment and throughout the Restricted Period, Executive will not use for Executive’s own benefit, or use for or disclose to any competitor, Client Account, insurance carrier, managing general agent, and/or vendor of the Company or any other person, firm, corporation, or other entity, the Confidential Information as set forth herein including, without limitation, using or disclosing any Confidential Information to solicit or divert any Insurance Business in respect of any Client Account or Prospective Client Account of the Company for the benefit or account of any Person other than the Company.

(iv) Executive will not directly or indirectly solicit or seek to induce any of the Company’s employees or independent contractors to terminate such employee’s or contractor’s employment or engagement with the Company for any reason, including, without limitation, to work for Executive or any competitor of the Company,

(b) Remedies.

(i) In the event of a breach or threatened breach of the provisions of this Agreement, any applicable Group Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Without limiting the foregoing, Executive further acknowledges and understands that, under applicable statute, regulation or other applicable law, for the unauthorized use or disclosure of any trade secrets a court may award the following relief: (A) the Company’s or its Affiliates’ lost profits; (B) disgorgement of profits of the wrongdoer; (C) royalties; (D) an injunction; (E) punitive damages; and (F) attorneys’ fees and costs.

(ii) The Company, the other Group Companies, and their respective Affiliates are intended to be third-party beneficiaries of this Agreement.

(iii) Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, the Parties agree that such court shall be empowered and shall grant the applicable Group Company injunctive relief to the extent reasonably necessary to protect their respective interests. Executive acknowledges that the covenants set forth in this Agreement represent an important element of the value of the Group Companies and their businesses that the Company is acquiring pursuant to the Merger Agreement and are a material inducement for the Company and Merger Sub to enter into the Merger Agreement and the transactions contemplated therein. Executive further acknowledges that without such protection, the business of the Company, the Group Companies and/or their Affiliates would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.

(iv) If Executive shall violate the restrictions contained in this Agreement, and if any court action is instituted by the Company, the Company, any other Group Company, or any of their Affiliates to prevent or enjoin such violation, then the period of time during which Executive’s business activities shall be restricted as provided in this Agreement shall be lengthened by a period of time equal to the period between the date upon which Executive is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

(v) Each provision of this Agreement shall be independent of any and all other provisions of this Agreement, the Merger Agreement, and any other agreement entered into between the Parties. The real or perceived existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or some other basis, shall not relieve Executive of Executive’s obligations under this Agreement and shall not constitute a defense to the enforcement by the Company or its Affiliates of the restrictions and covenants contained in this Agreement.

(c) It is the intention of the Parties that the terms and provisions of this Agreement be enforceable to the maximum extent permitted by applicable law. In furtherance of the foregoing, the Parties further agree that if a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable, then such court shall be authorized to modify such covenants so as to render the remaining covenants and the modified covenants valid and enforceable to the maximum extent possible, and as so modified, to enforce this Agreement in accordance with its terms. In accordance with the foregoing, if any provision of this Agreement shall be held to be excessively broad, it shall be limited to the extent necessary to comply with applicable law.

(d) If any of the provisions of this Agreement shall otherwise contravene or be determined to be invalid or unenforceable under the laws of any state, country or other jurisdiction in which this Agreement may be applicable, valid, and enforceable but for such contravention or invalidity or unenforceability, then (A) such contravention or invalidity or unenforceability (1) shall not invalidate or otherwise affect the enforceability of all of the provisions of this Agreement, but rather (2) this Agreement (or the remaining provisions hereof, as applicable) shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and (B) the rights and obligations created hereby shall be construed and enforced to the maximum extent permitted under applicable law.

(c) Executive agrees that if Executive accepts new employment during the Restricted Period for any reason, Executive will give written notice to the new employer of Executive’s post-employment obligations under this Agreement and provide a copy of such notice to the Company and Executive authorizes the Company to communicate directly to such new employer the terms and conditions of this Agreement.

(f) Nothing in this Agreement will be construed to prohibit Executive from engaging in employment and/or business ventures that are competitive with the Group Companies after the Executive’s employment with the Company ends.

7. Creations.

(a) Executive irrevocably assigns, to the extent permitted by law, to the Company all rights, title and interest in and to all work performed, and all materials, creations, designs, technology, discoveries, inventions, ideas, information and other subject matter (whether or not patentable or copyrightable), conceived, developed or created by Executive, alone or with others, during the period of Executive’s employment with the Company, including, but not limited to, all copyrighted, trade secret, patent, trademark and other intellectual property rights (collectively, referred to as “Creations”). Creations will be deemed works made for hire, and all rights, title and interest in and to Creations will vest automatically in the Company. Executive agrees to execute all documents necessary or appropriate for the use by the Company in applying for, obtaining and enforcing any rights regarding Creations as the Company may desire, together with any assignments thereof to the Company. If the Executive fails to execute such documents, then Executive does hereby irrevocably appoint the Company and its attorney in fact to so execute in Executive’s name.

(b) Executive has attached hereto, as Exhibit C. a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets that Executive represents to the Company (i) were made by Executive before the commencement of Executive’s employment with the Company (collectively referred to as “Prior Inventions”), (ii) belong solely to Executive or belong to Executive jointly with another, (iii) which relate in any way to any of the Company’s proposed businesses, products or research and development, and (iv) are not being assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If, in the course of Executive’s employment with the Company, Executive incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and will have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(c) Executive understands that the provisions of this Agreement requiring assignment of Creations or Prior Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit D). Executive will advise the Company promptly in writing of any inventions that Executive believes meet such provisions and are not otherwise disclosed on Exhibit C.

8. Waivers and Modifications. No amendment or waiver of any provision of this Agreement is effective unless the amendment or waiver is in writing and signed by the Parties. In the event of a waiver, the waiver is effective only in the specific instance and for the specific purpose given.

9. Notices. Notices will be addressed as indicated below, or to such other addressee or to such other address as may be designated by either Party:

If to the Company:

Brown & Brown, Inc.

220 S. Ridgewood Avenue

Daytona Beach, FL 32114

Attention: Robert W. Lloyd, General Counsel

Facsimile No.: (386) 239-7293

If to Executive:

To the most current residence address on file with the Company.

10. Amendment. Unless this Agreement provides otherwise, this Agreement cannot be altered, amended, changed, or modified in any respect or particular unless each such alteration, amendment, change, or modification will have been agreed to by each of the Parties hereto and reduced to writing in its entirety and signed and delivered by each Party.

11. Assignment and Enforcement. Executive agrees that the Company may freely assign this Agreement, and/or any rights hereunder, to any Affiliate or to any other entity. Further, to the extent applicable, the Company’s Affiliates will be deemed third-party beneficiaries and may enforce the applicable rights and obligations under this Agreement. Executive further agrees to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or Affiliate thereof to whose employ Executive may be transferred, without the necessity that this Agreement or another employment agreement be re-executed at the time of such transfer. No assignment, consent by Executive, or notice to Executive will be required to render this Agreement enforceable by any assignee, transferee or other entity designated by the Company. The Company’s assignees or successors are expressly authorized to enforce the Company’s rights and privileges hereunder, including without limitation the restrictive covenants set forth in Section 6. Executive may not assign or delegate Executive’s rights or obligations hereunder in whole or in part without the Company’s prior written consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of Executive’s heirs, executers and administrators and the Parties’ respective successors and assigns.

12. Governing Law; Jurisdiction and Venue.

(a) All matters arising under or relating to this Agreement will be governed by and construed and enforced in accordance with the Law of the State of California, without giving effect to its conflicts of law principles.

(b) Any claim, litigation or other proceeding (“Proceeding”) arising out of or relating to any of this Agreement or Executive’s employment with the Company will be brought either (i) in the courts of the State of California, County of San Diego, or (ii) if it has or can acquire jurisdiction, in the United States District Court for Southern District of California, and each Party irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of any Proceeding will be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. The Parties agree that either or both of them may file a copy of this Section 12(b) with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section 12(b) may be served on any Party anywhere in the world.

13. Miscellaneous. This Agreement constitutes the final agreement between the Parties. It is the complete and exclusive expression of the Parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the Parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement, provided that this sentence will not be deemed or construed to merge, supersede, or otherwise affect the Merger Agreement or any other agreement, instrument or document entered into by the Parties in connection with the Merger. This Agreement may be executed in counterparts, all of which together will comprise one and the same instrument.

14. Negotiation of Agreement. This Agreement has been negotiated by the Parties hereto, each having had the opportunity to be represented by counsel of its choice, and no provision hereof will be construed against any Party by reason of that Party being considered to be the drafter of such provision. Executive represents that Executive has read this Agreement carefully and understands this Agreement or has relied exclusively on Executive’s counsel for an understanding of the terms and conditions herein.

15. Effectiveness. This Agreement will be effective on the Effective Date, provided that its effectiveness will be conditioned upon the completion of the Merger.

16. Termination of Prior Agreement. Executive acknowledges and agrees, by Executive’s execution and delivery of this Agreement (but subject to the closing of the Merger): (a) this Agreement replaces and supersedes any oral or written employment agreement, severance agreement, or similar arrangement between Executive and the Company (as applicable, “Prior Agreement”); and (b) any Prior Agreement is hereby terminated.

17. Section 409A. With respect to the payments, if any, provided by this Agreement upon any Separation under Sections 3 or 4, Executive’s employment shall be treated as terminated if the Separation meets the definition of “separation from service” as set forth in Treasury Regulation Section 1.409A-l(h)(l), Notwithstanding anything to the contrary contained in this Employment Agreement, if (a) Executive is a “specified employee” within the meaning of Treasury Regulation Section l,409A-l(i), and (b) any portion of the amounts payable under Sections 3 or 4 upon Separation does not qualify for exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under the short-term deferral exception to deferred compensation of Treasury Regulation Section 1,409A-l(b)(4), then payments of such amounts that are not exempt from Code Section 409A shall be made in accordance with the terms of this Employment Agreement, but in no event earlier than the first to occur of (i) the day after the six-month anniversary of Executive’s Separation of employment, or (ii) Executive’s death. Any payments delayed pursuant to the prior sentence shall be made in a lump sum on the first day of the seventh month following the date of Separation of Executive’s employment, and the Company will pay the remainder of such payments, if any, on and after the first day of the seventh month following the date of Separation of Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Employment Agreement. Each such payment shall be considered a “separate payment” and not one of a series of payments for purposes of Code Section 409A.

*****

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

EMPLOYEE	THE COMPANY: BROWN & BROWN, INC.

/s/ Chris L. Walker	By:
Chris L. Walker, individually		J. Scott Penny, Chief Acquisitions Officer & Regional President

Signature Page to Employment Agreement

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

EMPLOYEE	THE COMPANY: BROWN & BROWN, INC.

	By:	/s/ J. Scott Penny
Chris L. Walker, individually		J. Scott Penny, Chief Acquisitions Officer & Regional President

Signature Page to Employment Agreement

EXHIBIT A

DEFINITION OF “EBITDA”

1. Certain Defined Terms. For purposes of this Agreement, the term:

(a) . “Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution as to which written notice has been provided to the applicable party.

(b) “Carrier” means any insurance company, surety, insurance pool, risk retention group, risk purchasing group, self-insured group, reinsurer, Lloyd’s of London syndicate, state fund or pool or other risk assuming entity in which any insurance, reinsurance, or bond has been placed or obtained.

(c) “Commissions” means (i) commission revenues, including Overrides (if any) and guaranteed supplemental commissions (“GSCs”) (if any), plus (ii) fees (other than Service Fees) in addition to or in lieu of commissions, provided such fees are disclosed and otherwise permissible in accordance with applicable law, plus (ii) premium financing commissions, provided such fees are billed and received in accordance with applicable law, in each case net of any Commissions or referral fees paid to any third party producing or referring agent or broker. Commissions do not include Contingent Revenues.

(d) “Contingent Revenues” means all contingent, bonus, profit-sharing, subsidies, and similar incentive-based revenues, including, without limitation, all sliding-scalc commissions arrangements. Contingent Revenues exclude: (i) any specific percentage commission on premium to be paid by a Carrier set at the time of purchase, renewal, placement or servicing of an insurance policy; (ii) any specific fee, to the extent legally permissible, to be paid by the Client Account in addition to or in lieu of such specific percentage commission; (iii) a combination of such commissions and fees; and (iv) Overrides.

(e) “GAAP” means generally accepted accounting principles in the United States.

(f) “Insurance Products or Services” means any insurance or reinsurance-related policies, programs, or services (i) provided or offered by, or (ii) under development and to be imminently provided or offered by, Arrowhead.

(g) “Institutional Equityholders” means Spectrum Equity Investors V, L.P., Spectrum V Investment Managers’ Fund, L.P., JM1 Equity Fund V, L.P., and JMI Equity Fund (AI), L.P.

(h) “Overrides” means a fixed rate compensation method for the provision of insurance services expressed either as a flat fee or as a percentage of the cost of a service.

(i) “Senior Executives” means D. McDonald Armstrong, Stephen Bouker, Stephen Boyd, Mark Corey, Lewis DeFuria, Tomer Eilam, Matthew Lubien, Scott Marshall, Lawrence Moonan, Deirdre Millwood, Adam Nordost, Ryan O’Connor, Dhara Patel, Rebecca Pinto, Michael Powell, Mark Richardson, Peter Savas, Robert K. Schraner, Ronda Sedillo, Joseph Shomphe, and Christopher T. Uchida, and Chris L. Walker.

Exhibit A to Employment Agreement

2. EBITDA.

(a) “EBITDA” means earnings before interest, taxes, depreciation, and amortization. EBITDA will be determined in accordance with GAAP and the Company’s standard accounting methodology and procedures, consistently applied. Notwithstanding the foregoing, if there is any conflict between the Company’s standard accounting methodology and practices and the terms of this Agreement, then solely for purposes of calculating the EBITDA Total hereunder, the terms of this Agreement will govern. For clarity, the definition of EBITDA under this Agreement shall be used solely for purposes of determining the EBITDA Total hereunder, and not to determine the financial performance of Arrowhead for any other purpose.

(b) Without limiting the foregoing:

(i) EBITDA will be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP;

(ii) EBITDA will not include any gains, losses or profits realized from the sale of any assets;

(iii) Notwithstanding any GAAP requirement that Arrowhead or the Company post accruals for (A) direct bill Commissions or (B) Contingent Revenues on its balance sheet, for purposes of determining the EBITDA Total, direct bill Commissions and Contingent Revenues are recognized when received (i.e., on a cash basis).

(iv) Agency bill Commissions are recognized as follows:

(A) For agency bill policies for which premiums are paid in full at inception rather than in installments, such Commissions are recognized on the later of the policy effective date (as indicated in the policy) or the date that the premium was billed to the Client (as indicated in the premium invoice).

(B) For agency bill policies for which premiums are paid in installments during the policy period, such Commissions are recognized on the later of the payment due date for each installment (as indicated in the policy) or the date each installment was billed to the Client (as indicated in the invoice for each installment), provided, however, that notwithstanding the foregoing, during the EBITDA Performance Period:

(I) With respect to Arrowhead’s personal auto, residential property, and residential earthquake programs, for agency bill policies for which premiums are paid in installments during the policy period, such Commissions are recognized in full on the later of (a) the transaction date (as indicated in the invoice and (b) the effective date of such policy; and

(2) Commissions for workers compensation policies are recognized on an earned basis, in equal monthly amounts of one-twelfth (1/12) over the policy year;

(v) Service Fees are recognized as follows: (A) policy, billing, and reinstatement fees are recognized on the effective date of the related policy; and (B) fees for claims administration, loss control, and other risk management services are recognized ratably as such services are rendered, measured consistently with current practices.

(vi) Notwithstanding anything herein to the contrary, the following shall apply to the calculation of EBITDA:

(A) Revenues shall exclude the following items:

(1) Late fees charged to Client Accounts, provided that policy cancellation fees and policy reinstatement fees shall be included as Service Fees and shall not be excluded as late fees hereunder;

(2) First year Commissions earned from any Individual Financial Products unless earned by a business line approved by the Company;

(3) Any Commissions earned from any (1) Individual Financial Products written on the lives of any Senior Executive, any director, officer or key employee of Arrowhead or any Institutional Equityholder, or any family member of any Senior Executive or any director, officer or key employee of Arrowhead or any Institutional Equityholder, or (2) Insurance Products or Services placed or provided for Arrowhead, any Institutional Equityholder, or any of their respective Affiliates;

(4) Interest;

(5) Countersignature fees;

(6) Commissions derived from any insurance coverages written with any Carrier not approved by the Company’s Market Security Committee;

(7) Commissions accrued on Arrowhead’s or the Company’s balance sheet and attributable to direct bill policies or GSCs;

(8) Any revenues recognized during the EBITDA Performance Period under GAAP to reflect any changes in the fair value of the EBITDA Total;

(9) Any benefits paid to the Company under any Executive Life Insurance Policy purchased by the Company; and

(10) Any purchase price or other consideration that the Company or Arrowhead receives from any sale or transfer of client accounts during the EBITDA Performance Period, except as otherwise provided below.

(B) Except with respect to Commissions generated from endorsements or audits, no more than twelve (12) months’ of revenues generated from any one Client Account will be included in any twelve (12)-month period.

(C) If any accounts receivable for premiums or Service Fees due from a Client Account (“Premiums/Fees Receivable”) are written off as bad debt in accordance with the Company’s accounts receivable collection policy, as the same may be modified on a company-wide basis from time to time, during the EBITDA Performance Period, any corresponding Commissions or Service Fees that were previously recognized as revenue during the EBITDA Performance Period, and not otherwise reduced (e.g., by cancellation credits), will be excluded dollar-for-dollar from revenues; provided, however, that if such Premiums/Fees Receivable are later collected during the EBITDA Performance Period, any corresponding Commissions or Services Fees will be included in revenues. No Commissions or Service Fees corresponding to Premiums/Fees Receivable that were written-off as uncollectible bad debt before the Effective Time and are later collected during the EBITDA Performance Period will be included in revenues.

(D) In calculating revenues, earned Commissions will be reduced for any cancellations or non-renewals effective during the EBITDA Performance Period, or recorded or received between the end of the EBITDA Performance Period and the calculation and payment of the final EBITDA Total, for any policies placed before or during the EBITDA Performance Period for the Jumbo Account.

(E) EBITDA will reflect all expenses actually incurred by Arrowhead and the following corporate expenses charged by the Company to its profit centers:

(F) A charge (not to exceed 1.60% of annual revenues), consistent with the charge to the Company’s other profit centers, for the Company’s premium and deductible expense for its errors and omissions (E&O) and other insurance coverages;

(G) Charges for actual legal and other professional fees paid to third-party service providers and incurred by or on behalf of Arrowhead;

(H) A charge for actual costs attributable to attendance at the Company’s annual sales meeting;

(I) A charge for the full amount of any judgment or settlement (in the case of any errors and omissions (E&O) or employment practices liability (EPL) claim, up to a maximum of $100,000.00), and the full amount of all related legal fees, costs and expenses (regardless of the type of claim), with respect to any claim arising on or after the Closing Date against Arrowhead, net of any applicable insurance proceeds actually paid.

(J) A charge for any applicable deductibles, judgment or settlement amount, and all related legal fees, costs and expenses for any Action pending as of, or any claim arising before, the Closing Date, to the extent the Company is not indemnified for such amounts pursuant to the Merger Agreement;

(K) Charges for the total compensation expense (including direct compensation and bonus compensation, group health plan and other Executive Benefit Plan-related expenses, expense accruals for paid time off (PTO) for applicable employees, and all compensation-related Tax-related liabilities) for all employees of Arrowhead, provided that as to new hires whose direct compensation qualifies for subsidization under the Company’s corporate assistance program, such subsidized direct compensation will not be included within Expenses. For the second twelve (12)-month period (“Year Two”) and third twelve (12)-month period (“Year Three”) of the EBITDA Performance Period, the direct compensation expense charge may, subject to the Company’s prior written approval, include an increase of up to three and one-half percent (3.5%) of the total direct compensation expense of New Profit Center employees, other than Senior Executives, over the prior twelve (12)-month period (such increase, the “Salary Increase Pool”). The Salary Increase Pool, if any, will be distributed in Year Two and Year Three as annual salary increases among New Profit Center employees other than Senior Executives in such amounts as the New Profit Center Leader may determine in his or her discretion.

(L) Expenses will also include charges for depreciation, in accordance with the Company’s standard accounting methodology and practices, for computers, furniture and other tangible personal property acquired by Arrowhead on or after the Effective Time in excess of $750,000.00 per year, unless otherwise approved by the Company; and

(M) Expenses for optional marketing materials, programs, and services offered by the Company that Arrowhead orders or in which Arrowhead elects to participate.

(N) The following are excluded from “Expenses”:

(1) Any acquisition amortization expense related to the Merger;

(2) the Company’s income tax expense;

(3) the Company’s cost of capital;

(4) Any premium expense incurred by the Company in connection with the purchase of any Executive Life Insurance Policy;

(5) Any expenses recognized during the EBITDA Performance Period under GAAP to reflect any changes in the fair value of the EBITDA Total; and

(6) Any expenses associated with compliance with (w) the Company’s quality control guidelines; (x) the Company’s accounting methodology, procedures, guidelines, and internal controls; (y) the Sarbanes-Oxley Act of 2002, as amended, and other applicable law; and (z) any necessary information technology (IT) upgrades as required by the Company.

3. Fold-In Acquisitions.

(a) As used herein, the term:

(i) “Fold-In Acquisition” means the acquisition by the Company or Arrowhead of any insurance intermediary operation (A) which any Senior Executive identifies and introduces to the Company during the EBITDA Performance Period as an acquisition prospect, (B) which the Company, Arrowhead, or any of their Affiliates had not previously identified and contacted as an acquisition prospect, (C) as to which any Senior Executive materially contributed to the consumnation of the acquisition during his or her employment with Arrowhead after the Closing Date, and (D) which acquisition either (1) combines with and into (“folds into”) the New Profit Center or (2) operates as a branch of the New Profit Center under the management of the New Profit Center Leader.

(ii) “Fold-In Acquisitions Cost of Capital Charge” means the product of:

(A) An amount equal to four percent (4%) of the aggregate purchase price paid or payable by the Company, the applicable Group Company, or the applicable Affiliate thereof, as the case may be, on any completed Fold-In Acquisitions during the EBITDA Performance Period, times

(B) A fraction, the numerator of which is the number of months remaining in the EBITDA Performance Period after the effective date of the Fold-In Acquisition, and the denominator of which is twelve (12).

(iii) “Fold-In Acquisitions Payments Amount” means the product of:

(A) An amount equal to sixty-seven percent (67%) of the quotient of (1) the aggregate purchase price paid or payable by the Company, the applicable Group Company, or the applicable Affiliate thereof, as the case may be, on any completed Fold-In Acquisitions during the EBITDA Performance Period, divided by (2) fifteen (15), times

(B) A fraction, the numerator of which is the number of months remaining in the EBITDA Performance Period after the effective date of the Fold-In Acquisition, and the denominator of which is twelve (12),

(iv) “Fold-In Acquisitions Support Charge” means an aggregate charge for the Company’s support services in investigating, negotiating, completing, and integrating Fold-In Acquisitions, equal to thirty-three percent (33%) of the pro forma EBITDA for any Fold-In Acquisition, as of the effective date of such Fold-In Acquisition.

(b) During the EBITDA Performance Period, the Company shall permit the Senior Executives to use commercially reasonable efforts to identify, meet with, and introduce prospective Fold-In Acquisition opportunities to the Company and Arrowhead, provided that such activities do not materially interfere with the satisfactory performance the Senior Executives’ duties under their employment agreements with Arrowhead or, without the Company’s prior written consent, require that any business time be expended by any other employee of Arrowhead.

(c) Any Fold-In Acquisition shall be subject to the Company’s prior approval and satisfactory due diligence investigation. Prior to the completion of any acquisition that might reasonably meet the definition of a Fold-In Acquisition, the Company and the New Profit Center Leader, shall mutually agree in writing as to whether such acquisition shall be deemed a Fold-In Acquisition. Fold-In Acquisitions that will physically combine operations into the New Profit Center’s offices and that are completed during the EBITDA Performance Period shall fold into the New Profit Center’s office as quickly as reasonably possible, subject to the availability of sufficient office space, distance from the New Profit Center’s offices or other transactional issues that might require the Fold-In Acquisition be a new stand-alone office.

(d) In determining the EBITDA Total, for each Fold-In Acquisition;

(i) EBITDA shall include all EBITDA earned from such Fold-In Acquisition during the EBITDA Performance Period; and

(ii) The Fold-In Acquisitions Cost of Capital Charge, the Fold-In Acquisitions Payments Amount, and the Fold-In Acquisitions Support Charge for such Fold-In Acquisition shall be deducted dollar-for-dollar from the EBITDA Total; provided, that the Fold-In Acquisitions Support Charge shall only be applied in the year the applicable Fold-In Acquisition is consummated.

Solely for illustrative purposes, Exhibit B to this Agreement sets forth examples of the effect of certain Fold-In Acquisitions on EBITDA; the Fold-In Acquisitions Cost of Capital Charge, the Fold-In Acquisitions Payments Amount, and the Fold-In Acquisitions Support Charge for such Fold-In Acquisitions; and the resulting effect on the EBITDA Total. In the event of a conflict between Exhibit B and the terms of this Agreement, the terms of this Agreement shall control and govern.

EXHIBIT B

FOLD-IN ACQUISITION EXAMPLES

[PLEASE SEE ATTACHED]

Exhibit B to Employment Agreement

EXHIBIT B

FOLD-IN ACQUISITIONS EXAMPLES

Arrowhead

3 Year Aggregate Calculation for Stock Bonus Pool

Purposes Fold-In Acquisition Example 1

Fold In occurs at beginning of Year 2 and exceeds expectations

	2,000,000	Fold-In Acquisition Annual Revenue
	3,000,000	Fold-In Acquisition Aggregate Purchase Price
	800,000	Fold-In Acquisition Pro Forma Annual EBITDA
	850,000	Fold-In Acquisition Actual Annual EBITDA (Fold-In exceeds expectations)

	2	Years Remaining in Bonus Period at time of Acquisition

	1,700,000	Actual Fold-In EBITDA included in the total 3 Year EBITDA Calculation
Note B	(268,000)	Fold-in Acquisitions Payments Amount
Note C	(240,000)	Fold-In Acquisitions Cost of Capital Charge
Note A	(264,000)	Fold-In Acquisitions Support Charge (only applies in year of acquisition)
	928,000	Remaining EBITDA Contribution included in the 3 Year Aggregate Calculation

Note A—Fold In Acquisition Support Charge Calculation (only applies in year of acquisition)

800,000 Fold-In Acquisition Pro Forma Annual EBITDA
	0.33 33%	per Section 2.10 (a)(iv)
	264,000	Fold In Acquisition Support Charge

Note B—Fold-In Acquisition Payments Amount Calculation

	3,000,000	Fold-In Acquisition Aggregate Purchase Price 15 Divided by 15 per Section 2.10 (a)(iii) 200,000 Quotient
0.67 67% per Section 2.10 (a)(iii)
	134,000	Fold-in Acquisitions Payments Amount
	2	Years Remaining in Bonus Period at time of acquisition
268,000

Note C—Cost of Capital Calculation

	3,000,000	Fold-In Acquisition Aggregate Purchase Price
	4.0%	Annual COC Charge
	120,000	Fold-In Acquisition Cost of Capital Charge
	2	Years Remaining in Bonus Period at time of acquisition
240,000

Arrowhead

3 Year Aggregate Calculation for Stock Bonus Pool Purposes

Fold-In Acquisition Example 1

Fold In occurs at beginning of Year 3 and falls below EBITDA expectations

	2,000,000	Fold-In Acquisition Annual Revenue
	3,000,000	Fold-In Acquisition Aggregate Purchase Price
	800,000	Fold-In Acquisition Pro Forma Annual EBITDA
	750,000	Fold-In Acquisition Actual Annual EBITDA (Fold-In exceeds expectations)

	1	Years Remaining in Bonus Period at time of Acquisition

	750,000	Actual Fold-In EBITDA included in the total 3 Year EBITDA Calculation
Note B	(134,000)	Fold-in Acquisitions Payments Amount
Note C	(120,000)	Fold-In Acquisitions Cost of Capital Charge
Note A	(264,000)	Fold-In Acquisitions Support Charge (only applies in year of acquisition)
	232,000	Remaining EBITDA Contribution included in the 3 Year Aggregate Calculation

Note A—Fold In Acquisition Support Charge Calculation (only applies in year of acquisition)

	800,000	Fold-In Acquisition Pro Forma Annual EBITDA
	0.33	33% per Section 2.10 (a)(iv)
	264,000	Fold In Acquisition Support Charge

Note B—Fold-In Acquisition Payments Amount Calculation

	3,000,000	Fold-In Acquisition Aggregate Purchase Price 15 Divided by 15 per Section 2.10 (a)(iii) 200,000 Quotient
	0.67	67% per Section 2.10 (a)(iii) (1.0 in Year 1 and Year 2, .67 in Year 3 Deals)
	134,000	Fold-in Acquisitions Payments Amount
	1	Years Remaining in Bonus Period at time of acquisition
134,000

Note C—Cost of Capital Calculation
	3,000,000	Fold-In Acquisition Aggregate Purchase Price
	4.0%	Annual COC Charge
	120,000	Fold-In Acquisition Cost of Capital Charge
	1	Years Remaining in Bonus Period at time of acquisition
120,000

Arrowhead

Year 3 Calculation for Earn Out Purposes

Fold-In Acquisition Example 1

Fold In occurs at beginning of Year 2 and exceeds expectations

	2,000,000	Fold-In Acquisition Annual Revenue
	3,000,000	Fold-In Acquisition Aggregate Purchase Price
	800,000	Fold-In Acquisition Pro Forma Annual EBITDA
	850,000	Fold-In Acquisition Actual Annual EBITDA (Fold-In exceeds expectations)

	850,000	Actual Fold-In EBITDA included in the Year 3 EBITDA Calculation
Note B	(200,000)	Fold-in Acquisitions Payments Amount
Note C	(180,000)	Fold-In Acquisitions Cost of Capital Charge
Note A	0	Fold-In Acquisitions Support Charge (only applies in year of acquisition)
	470,000	Remaining EBITDA Contribution included in the Year 3 Calculation

Note A—Fold In Acquisition Support Charge Calculation (only applies in year of acquisition)

800,000 Fold-In Acquisition Pro Forma Annual EBITDA
	0.33 33%	per Section 2.10 (a)(iv)
	264,000	Fold In Acquisition Support Charge

Note B—Fold-In Acquisition Payments Amount Calculation

	3,000,000	Fold-In Acquisition Aggregate Purchase Price 15 Divided by 15 per Section 2.10 (a)(iii) 200,000 Quotient
	1.00 67%	per Section 2.10 (a)(iii) (1.0 in Year 1 and Year 2, .67 in Year 3 Deals)
	200,000	Fold-in Acquisitions Payments Amount

Note C—Cost of Capital Calculation
	3,000,000	Fold-In Acquisition Aggregate Purchase Price
	6.0%	Annual COC Charge (6% in Year 1 & 2, 4% in Year 3 Deals)
	180,000	Fold-In Acquisition Cost of Capital Charge

Arrowhead

Year 3 Calculation for Earn Out Purposes

Fold-In Acquisition Example 2

Fold In occurs at beginning of Year 3 and falls below EBITDA expectations

	2,000,000	Fold-In Acquisition Annual Revenue
	3,000,000	Fold-In Acquisition Aggregate Purchase Price
	800,000	Fold-In Acquisition Pro Forma Annual EBITDA
	750,000	Fold-In Acquisition Actual Annual EBITDA (Fold-In exceeds expectations)
	750,000	Actual Fold-In EBITDA included in the Year 3 EBITDA Calculation
Note B	(134,000)	Fold-in Acquisitions Payments Amount
Note C	(120,000)	Fold-In Acquisitions Cost of Capital Charge
Note A	(264,000)	Fold-In Acquisitions Support Charge (only applies in year of acquisition)
	232,000	Remaining EBITDA Contribution included in the Year 3 Calculation

Note A—Fold In Acquisition Support Charge Calculation (only applies in year of acquisition)

800,000 Fold-In Acquisition Pro Forma Annual EBITDA
	0.33 33%	per Section 2.10 (a)(iv)
	264,000	Fold In Acquisition Support Charge

Note B—Fold-In Acquisition Payments Amount Calculation

	3,000,000	Fold-In Acquisition Aggregate Purchase Price 15 Divided by 15 per Section 2.10 (a)(iii) 200,000 Quotient
	0.67 67%	per Section 2.10 (a)(iii) (1.0 in Year 1 and Year 2, .67 in Year 3 Deals)
	134,000	Fold-in Acquisitions Payments Amount

Note C—Cost of Capital Calculation
	3,000,000	Fold-In Acquisition Aggregate Purchase Price
	4.0%	Annual COC Charge (6% in Year 1 & 2, 4% in Year 3 Deals)
	120,000	Fold-In Acquisition Cost of Capital Charge

EXHIBIT C

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 7

Title	Date	Identifying Number or Brief Description

☑ No inventions or improvements

☐ Additional Sheets Attached

Signature of Executive/Consultant:	/s/ CHRIS WALKER

Print Name of Executive/Consultant:	CHRIS WALKER

Date: January 6, 2012

Exhibit C to Employment Agreement

EXHIBIT D

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit D to Employment Agreement

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY

AND NON-DISCLOSURE AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT (this “Agreement”), effective as of the closing of the merger transaction described in the Merger Agreement, as defined below (the “Effective Date”), is made and entered into by and among BROWN & BROWN, INC., a Florida corporation (“Parent”): and CHRIS L. WALKER (the “Principal Equityholder”) Parent, Merger Sub, and Principal Equityholder are sometimes each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Principal Equityholder is an equityholder of Arrowhead General Insurance Agency SuperHolding Corporation, a Delaware corporation (“AGIASC”). Pursuant to an Agreement and Plan of Merger, dated as of December 15, 2011 (the “Merger Agreement”), by and among Parent, Arrowhead Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, “Buyers”). AGIASC, and Spectrum Equity Investors V, L.P., as the “Equityholders’ Representative”, Merger Sub is to merge with and into AGIASC, with AGIASC being the surviving corporation (the “Surviving Corporation”). Pursuant to Section 2.3(b)(vii) of the Merger Agreement, the Principal Equityholder is entering into this Agreement to provide certain non-competition and other assurances as a material inducement for the Buyers to enter into the transactions contemplated in the Merger Agreement. The Principal Equityholder acknowledges that the restrictions contained in this Agreement are reasonably necessary to protect Parent’s and the Group Companies’ legitimate business interests, including, but not limited to, the trade secrets, confidential business information, and customer goodwill acquired from AGIASC and its Subsidiaries as part of the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

TERMS

The Parties, intending to be legally bound, agree as follows:

1. Defined Terms. As used in this Agreement, the term:

(a) “Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting securities, contract or otherwise, and “controlled” and “controlling” shall have correlative meanings.

(b) “AGIA” means Arrowhead General Insurance Agency, Inc, a wholly owned indirect subsidiary of AGIASC.

(c) “Client Account” means any Person to whom any Restricted Insurance Products or Services or insurance claims administration have been provided by an applicable Group Company during the twenty-four (24)-month period immediately preceding the Effective Date.

(d) “Confidential Information” includes all information, whether or not reduced to written or recorded form, that has been disclosed or otherwise made known to the Principal Equityholder by any Group Company and that is not generally known or accessible to members of the public and/or competitors of any Group Company and as to which such Group Company takes reasonable steps to remain confidential, including but not limited to: (i) the financial condition, results, of operations, compensation and other information regarding any Group Company or the personnel of any Group Company; (ii) information regarding the potential or completed merger, acquisition or sale of business assets; (iii) the lists of Client Accounts, Prospective Client Accounts, insurance carriers, policy forms, and/or rating information, expiration dates or information on risk characteristics; (iv) information concerning insurance markets for large or unusual risks; and (v) records pertaining thereto. However, Confidential Information will not include information that (1) is or becomes publicly available other than as a result of disclosure by the Principal Equityholder in breach of this Agreement, or (2) is now or hereafter becomes available to the Principal Equityholder on a non-confidential basis from a source (other than the Group Companies or their Affiliates) that, to the Principal Equityholder’s knowledge, is not prohibited from disclosing such information to the Principal Equityholder. As used herein, Confidential Information will also include, without limitation, a “Trade Secret.” which will have the meaning ascribed under the Uniform Trade Secrets Act, as adopted and in effect on and after the date of this Agreement, and generally means any information that is not generally known to the public or to other persons who could obtain economic value from its disclosure, has independent economic value, and as to which the owner of such Trade Secret takes reasonable precautions to protect its secrecy.

(e) “Group Company” means each of AGIASC, the Surviving Corporation, and each of AGIASC’s direct and indirect subsidiaries.

(f) “Insurance Business” means the business of quoting, placing, providing, servicing and/or renewing Insurance Products or Services.

(g) “Insurance Products or Services” means any insurance or reinsurance-related policies, programs, or services (i) provided or offered by, or (ii) to the knowledge of the Principal Equityholder, under development and to be imminently provided or offered by, of the Group Companies as of the Effective Date.

(h) “Non-Compete Period” means the five (5)-year period following the Effective Date, provided, however, that if the Principal Equityholder’s employment is terminated by Parent or AGIA without “Cause” or the Principal Equityholder terminates his employment with Parent or AGIA with “Good Reason” (as such terms are defined in the Principal Equityholder’s Employment Agreement with Parent and AGIA), the Non-Compete Period shall terminate as of the termination date of the Principal Equityholder’s employment.

(i) “Non-Solicitation Period” means the five (5)-year period following the Effective Date.

(j) “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a governmental body.

(k) “Prospective Client Account” means any Person as to whom any Group Company has quoted, proposed, or solicited any Insurance Products or Services during the twenty-four (24)-month period immediately preceding the Effective Date.

(1) “Restricted Area” means the United States of America, including its territories and possessions.

2. Non-Compete Amount. Upon the Parties’ execution and delivery of this Agreement, the Company will pay $10,000.00 to the Principal Equityholder (the “Non-Compete Amount”), by wire transfer of immediately available funds to one or more accounts designated in writing by the Principal

Equityholder, as partial consideration for the Principal Equityholder’s entering into this Agreement; provided, however, that the amount that may be recovered in the event of a breach by the Principal Equityholder of the covenants set forth in this Agreement shall not be limited to the Non-Compete Amount. The Parties acknowledge and agree that such payment of the Non-Compete Amount by Parent constitutes the full performance of Parent’s obligations hereunder and this Agreement shall not be deemed an executory contract under the U.S. Bankruptcy Code or other applicable law.

3. Non-Competition Covenant. The Principal Equityholder shall not, during the Non-Compete Period and within the Restricted Area, directly or indirectly engage or invest in, own, management, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the name of the Principal Equityholder or any Affiliate of the Principal Equityholder or any similar name to, lend the Principal Equityholder’s credit to or render services or advice to (whether or not for compensation), any business whose products or services compete in whole or in part with the Insurance Products or Services of the Group Companies as of the Effective Date; provided, however, that ownership of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall not be deemed a violation of this Section 3;

4. Non-Solicitation Covenant. Without limiting anything set forth in Section 3 hereof, during the Non-Solicitation Period:

(a) The Principal Equityholder shall not, directly or indirectly, in any capacity whatsoever (other than in the course and scope of the Principal Equityholder’s employment with a Group Company, Parent, or any of their Affiliates), solicit, divert, quote, propose, sell, place, provide, service or renew any Insurance Products or Services in respect of any past or current Client Account or Prospective Client Account of any Group Company. The Principal Equityholder recognizes and acknowledges that such Client Accounts and Prospective Client Accounts are not confined to any geographic area. Therefore, the Principal Equityholder acknowledges and understands that there is no geographic restriction that applies to the non-solicitation covenant as contained in this Section 4 and that the scope of this covenant is appropriately limited by the customer-based restriction.

(b) The Principal Equityholder shall not take any action intended to or which reasonably may be expected to cause any Client Account or Prospective Client Account of any Group Company, or any other Person with a material business relationship with any Group Company to cease, reduce or refrain from transacting business with any Group Company.

(a) The Principal Equityholder shall not, directly or indirectly, solicit, hire, engage, or seek to induce any of the Group Companies’ employees or independent contractors to terminate such employee’s employment or such independent contractor’s engagement with any Group Company for any reason, including, without limitation, to work for the Principal Equityholder or any competitor of Parent, the Group Companies, or their Affiliates other than (i) the making of any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at such person and the hiring any such person who responds to any such general or public advertising and (ii) the solicitation or hiring of Group Company employees who have been Separated from such Group Company for six (6) months or more at the time of such solicitation or hiring.

(c) The covenants set forth in this Section 4 are collectively referred to herein as the “Non-Solicitation Covenants”. For clarity, the Non-Solicitation Covenants are in addition to, and not in lieu of, the post-separation obligations under the Management Equityholders’ respective (i) Employment Agreements and (ii) Confidential Information and Non-Disclosure Agreements with the Company and Parent.

5. Confidentiality.

(a) The Principal Equityholder recognizes and acknowledges that the Group Companies’ Confidential Information constitutes valuable, secret, special, and unique assets. The Principal Equityholder covenants and agrees that the Principal Equityholder shall not deliver the Confidential Information to any Person for any reason or purpose, except in the Group Companies’ business, without the express written approval of Buyer and shall not use the Confidential Information. It is expressly understood and agreed that the Confidential Information is the property of the Group Companies and must be immediately returned to Parent or the Group Companies upon demand.

(b) Any Trade Secrets of the Group Companies will also be entitled to all of the protections and benefits under applicable Trade Secret law and any other applicable law. If any information that Parent or any applicable Group Company deems to be a Trade Secret is found by a court of competent jurisdiction not to be a Trade Secret for purposes of this Agreement, such information will in any event still be considered Confidential Information for purposes of this Agreement. In the case of Trade Secrets of the Group Companies, the Principal Equityholder hereby waives any requirement that Parent or such Group Company submit proof of the economic value of any Trade Secret or post a bond or other security.

6. Scope of Covenants. The Principal Equityholder acknowledges and agrees that: (a) the Group Companies’ businesses are national in scope and their Insurance Products and Services are marketed throughout the United States; (b) Parent, the Group Companies, and their Affiliates compete with other businesses that are or could be located in any part of the United States; (c) the covenants set forth in this Agreement are being entered into in connection with, and as a material inducement for Buyer to enter into, the Acquisition, voluntarily and for good and sufficient consideration; and (d) the Non- Compete Period, the Non-Solicitation Period, and the Restricted Area are reasonable in time and geographic area.

7. Remedies.

(a) In the event of a breach or threatened breach of the provisions of this Agreement, Parent, any Group Company, or any of their applicable Affiliates shall be entitled to seek injunctive relief as well as any other applicable remedies at law or in equity.

(b) The Group Companies and the Affiliates of Parent and the Group Companies are intended to be third-party beneficiaries of this Agreement.

(c) Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, the Parties agree that such court shall be empowered and shall grant Parent, the applicable Group Company, or their applicable Affiliate injunctive relief to the extent reasonably necessary to protect their respective interests. The Principal Equityholder acknowledges that the covenants set forth in this Agreement represent an important element of the value of the Group Companies and their businesses that Parent is acquiring pursuant to the Merger Agreement and are a material inducement for Parent and Merger Sub to enter into the Merger Agreement and the transactions contemplated therein. The Principal Equityholder further acknowledges that without such protection, the business of Parent, the Group Companies and/or their Affiliates may be irreparably harmed, and that the remedy of monetary damages alone may be inadequate.

(d) If the Principal Equityholder shall violate the restrictions contained in this Agreement, and if any court action is instituted by Buyer to prevent or enjoin such violation, then the period of time during which the Principal Equityholder’s business activities shall be restricted as provided in this Agreement shall be lengthened by a period of time equal to the period between the date upon which the Principal Equityholder is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

(e) Each provision of this Agreement shall be independent of any and all other provisions of this Agreement, the Merger Agreement, and any other agreement entered into between the Parties. The real or perceived existence of any claim or cause of action of the Principal Equityholder against Buyer or Parent, whether predicated on this Agreement or some other basis, shall not relieve the Principal Equityholder of its obligations under this Agreement and shall not constitute a defense to the enforcement by Buyer or Parent of the restrictions and covenants contained in this Agreement.

(f) It is the intention of the Parties that the terms and provisions of this Agreement be enforceable to the maximum extent permitted by applicable law. In furtherance of the foregoing, the Parties further agree that the Parties agree that if a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable, then such court shall be authorized to modify such covenants so as to render the remaining covenants and the modified covenants valid and enforceable to the maximum extent possible, and as so modified, to enforce this Agreement in accordance with its terms. In accordance with the foregoing, if any provision of this Agreement shall be held to be excessively broad, it shall be limited to the extent necessary to comply with applicable law.

(g) If any of the provisions of this Agreement shall otherwise contravene or be determined to be invalid or unenforceable under the laws of any state, country or other jurisdiction in which this Agreement may be applicable, valid, and enforceable but for such contravention or invalidity or unenforceability, then (i) such contravention or invalidity or unenforceability (A) shall not invalidate or otherwise affect the enforceability of all of the provisions of this Agreement, but rather (B) this Agreement (or the remaining provisions hereof, as applicable) shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the Jaws of that state or jurisdiction, and (ii) the rights and obligations created hereby shall be construed and enforced to the maximum extent permitted under applicable law.

8. Attorney’s Fees. Without limiting the foregoing or anything set forth in the Merger Agreement, the Parties agree that in the event of litigation concerning the terms of this Agreement, the prevailing party shall be entitled, in addition to all other remedies, to recover all costs of such action, including, without limitation, reasonable attorneys’ fees and costs both at the trial court and appellate court level.

9. Entire Agreement; Waivers; Amendments. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provisions hereof. This Agreement may not be amended, modified or superseded except by an agreement in writing executed by the Parties.

10. Assignment and Enforcement. The Principal Equityholder may not assign any of the Principal Equityholder’s rights or obligations hereunder. The rights and obligations of Buyer shall be binding upon and fully enforceable by its affiliates, successors and assigns, including, without limitation, any successor in interest by way of merger, consolidation, sale or other succession, without need for further consent to such assignment by the Principal Equityholder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and permitted assigns.

11. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles. Any claim, litigation or other proceeding (“Proceeding”) arising out of or relating to any of this Agreement will be brought either (a) in the courts of the State of California, County of San Diego, or (b) if it has or can acquire jurisdiction, in the United States District Court for Southern District of California, and each Party irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of any Proceeding will be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. The Parties agree that any of them may file a copy of this Section 11 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section 11 may be served on any Party anywhere in the world.

12. Joint Efforts. This Agreement is the result of the joint efforts and negotiations of the Parties hereto, with each Party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular Party is the author or drafter of the provisions of this Agreement. Accordingly, this Agreement shall not be interpreted against any Party on grounds that such Party was responsible for drafting any portion of it.

13. Severability. In the event that any provision, covenant, section, subsection, paragraph, or any portion thereof, of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, either in whole or in part, the legality, validity or enforceability of the remaining provisions, covenants, sections, subsections, paragraphs, or portions thereof shall not be affected thereby, and each such provision, covenant, section, subsection, paragraph, or any portion thereof shall remain valid and enforceable to the fullest extent permitted by applicable law.

14. Effectiveness. This Agreement will be effective on the Effective Date, provided that its effectiveness will be conditioned upon the completion of the Merger.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure Agreement as of the day and year first written above.

PARENT:

BROWN & BROWN, INC.

By:	/s/ J. Scott Penny,
Name:	J. Scott Penny,
Title:	Chief Acquisitions Officer & Regional President

PRINCIPAL EQUITYHOLDER:

Chris L. Walker, individually

Signature Page to Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure Agreement as of the day and year first written above.

PARENT:

BROWN & BROWN, INC.

By:
Name:
Title:

PRINCIPAL EQUITYHOLDER:

/s/ Chris L. Walker
Chris L. Walker, individually

Signature Page to Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure Agreement